Exhibit 99.1

Garrett Motion Reports Third Quarter 2024 Financial Results; Updates Full Year 2024 Outlook
Third Quarter 2024 Financial Highlights
•Net sales totaled $826 million, down 14% on a reported and constant currency* basis
•Net income totaled $52 million; Net income margin of 6.3%
•Adjusted EBITDA* totaled $144 million; Adjusted EBITDA margin* of 17.4%
•Net cash provided by operating activities totaled $67 million
•Adjusted free cash flow* totaled $71 million

Third Quarter 2024 Business Highlights
•Won new marine and auxiliary power awards for our largest turbocharger with start of production in 2026
•Entered into a partnership with SinoTruk to co-develop e-powertrain systems for light and heavy trucks by 2027
•Recognized with the 2024 Stellantis Innovation Award for our differentiated zero-emission technologies

ROLLE, Switzerland and PLYMOUTH, Mich., October, 24, 2024 – Garrett Motion Inc. (Nasdaq: GTX) ("Garrett" or the "Company"), a leading differentiated automotive technology provider, today announced its financial results for the three and nine months ended September 30, 2024.

“Garrett delivered solid financial performance in the third quarter amid industry softness, increased competitive pressure on global OEMs, compounded by some impact from short-term customer vehicle platform mix.” said Olivier Rabiller, President and CEO of Garrett. “Our outstanding operating performance allowed us to expand our adjusted EBITDA margin by 160 basis points year-over-year to 17.4% and generated $71 million in adjusted free cash flow while we continue to execute on our capital allocation priorities, including $226 million of share repurchases through the first three quarters of 2024.”
“In the quarter, we continued to win across all turbo vehicle verticals. More specifically, our new range of large turbos enabled us to secure critical wins on gen-sets to serve the growing need for backup power generation equipment for data centers. Additionally, we continue to see increased momentum with our customers for our differentiated, zero-emission high-speed electric solutions. We have achieved significant progress this quarter with our high-speed electric powertrain solution, including closing important partnership agreements in the commercial vehicle space that will lead to mass production as early as 2027.”

$ millions (unless otherwise noted)	Q3 2024	Q3 2023	2024 YTD	2023 YTD
Net sales	826	960	2,631	2,941
Cost of goods sold	660	784	2,108	2,374
Gross profit	166	176	523	567
Gross profit %	20.1%	18.3%	19.9%	19.3%
Selling, general and administrative expenses	53	59	178	178
Income before taxes	76	70	244	279
Net income	52	57	182	209
Net income margin	6.3%	5.9%	6.9%	7.1%
Adjusted EBITDA*	144	152	445	490
Adjusted EBITDA margin*	17.4%	15.8%	16.9%	16.7%
Net cash provided by operating activities	67	74	277	330
Adjusted free cash flow*	71	57	201	285
* See reconciliations to the nearest GAAP measures below.

Results of Operations

Net sales for the third quarter of 2024 were $826 million, representing a decrease of 14% (including a favorable impact of $1 million or 0% due to foreign currency translation) compared with $960 million in the third quarter of 2023. This decrease was driven by lower light vehicle sales due to industry softness in Europe and China, competitive pressure on global OEMs and short-term customer vehicle platform mix impacts. Net sales also decreased due to pricing, net of inflation pass-through, driven by commodity deflation, partially offset by favorable product mix.

Cost of goods sold for the third quarter of 2024 decreased to $660 million from $784 million in the third quarter of 2023, primarily driven by $113 million of lower sales volumes, $16 million of commodity, transportation and energy deflation and $38 million of productivity net of labor inflation. These decreases were partially offset by $32 million of unfavorable product mix and $6 million of higher research and development ("R&D") costs, reflecting Garrett's continued investment in new turbo and zero emission technologies.

Gross profit totaled $166 million for the third quarter of 2024 as compared to $176 million in the third quarter of 2023, with a gross profit percentage for the third quarter of 2024 of 20.1% as compared to 18.3% in the third quarter of 2023. The decrease in gross profit was primarily driven by $46 million from lower volumes, $13 million from lower pricing, net of inflation pass-through, driven by commodity deflation, $6 million from higher R&D costs and $4 million due to foreign currency impact. These decreases were partially offset by $16 million of commodity, transportation and energy deflation, $33 million of productivity, net of labor inflation and $10 million of favorable product mix.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2024 decreased to $53 million from $59 million in the third quarter of 2023. The decrease was mainly driven by $5 million of lower professional service and legal fees, $2 million of lower bad debt expense and $2 million of lower IT-related costs, partially offset by $2 million of higher repositioning costs and $1 million of unfavorable foreign exchange impact.

Interest expense in the third quarter of 2024 was $37 million as compared to $48 million in the third quarter of 2023. The decrease was primarily driven by $10 million of lower debt issuance cost amortization and $9 million of lower interest expense due to a different notional amount of debt outstanding during the period. In addition, we recorded $4 million of gains on our interest derivatives in the current year, in comparison to $7 million of gains in the prior year. We also recognized $9 million of marked-to-market remeasurement losses during the quarter on our undesignated interest rate swap contracts, in comparison to $5 million of marked-to-market remeasurement losses in the prior year.

Non-operating income for the third quarter of 2024 was $1 million of income as compared to $2 million in the third quarter of 2023, with the decrease primarily driven by lower equity income due to the sale of an equity interest in an unconsolidated joint venture.

Tax expense for the third quarter of 2024 was $24 million as compared to $13 million in the third quarter of 2023, mainly driven by the global mix of earnings, partially offset by adjustments to tax reserves due to expiration of statute of limitations.

Net income for the third quarter of 2024 was $52 million as compared to $57 million in the third quarter of 2023. The $5 million decrease was primarily due to $10 million of lower gross profit and $11 million of higher tax expense. These decreases were partially offset by $11 million of lower interest expense and $6 million of lower SG&A expense.

Net cash provided by operating activities totaled $67 million in the third quarter of 2024 as compared to $74 million in the third quarter of 2023, representing a decrease of $7 million. This decrease was primarily due to $15 million in lower net income excluding non-cash charges and $9 million of unfavorable impacts from working capital changes, partially offset by $17 million of favorable impacts from changes in other assets and liabilities.

Non-GAAP Financial Measures

Adjusted EBITDA decreased to $144 million in the third quarter of 2024 as compared to $152 million in the third quarter of 2023. The decrease was mainly due to lower volumes as discussed above, commodity deflation impact on pricing net of inflation pass-through as well as unfavorable foreign exchange impact. These decreases were partially offset by strong operational performance through productivity, net of labor inflation, commodity, transportation and energy inflation and favorable product mix.

Adjusted free cash flow was $71 million in the third quarter of 2024 as compared to $57 million in the third quarter of 2023. The increase was primarily driven by $13 million of favorable impact from working capital changes (net of factoring), $14 million of lower cash paid for interest and $4 million of lower capital expenditures. These increases were partially offset by $8 million of lower adjusted EBITDA, $5 million of higher cash paid for taxes and $4 million of unfavorable impact from changes in other assets and liabilities.

Liquidity and Capital Resources

As of September 30, 2024, Garrett had $696 million in available liquidity, including $96 million in cash and cash equivalents and $600 million of undrawn commitments under its revolving credit facility. As of June 30, 2024, Garrett had $698 million in available liquidity, including $98 million in cash and cash equivalents and $600 million of undrawn commitments under its revolving credit facility.

As of September 30, 2024, total principal amount of debt outstanding was $1,495 million, down from $1,497 million as of June 30, 2024, due to repayments made on the 2021 Dollar Term Facility.

During the third quarter of 2024, we repurchased $52 million of our common stock under our authorized share repurchase program and we had remaining repurchase capacity of $124 million as of September 30, 2024. During the first six months of 2024, our repurchases of common stock were $174 million.

Full Year 2024 Outlook
Garrett is updating its outlook for the full year 2024 for certain GAAP and Non-GAAP financial measures.

	Full Year 2024 Outlook	Prior Outlook
Net sales (GAAP)	$3.40 billion to $3.50 billion	$3.50 billion to $3.65 billion
Net sales growth at constant currency (Non-GAAP)*	-12% to -10%	-9% to -5%
Net income (GAAP)	$240 million to $255 million	$245 million to $285 million
Adjusted EBITDA (Non-GAAP)*	$585 million to $605 million	$583 million to $633 million
Net cash provided by operating activities (GAAP)	$348 million to $398 million	$355 million to $455 million
Adjusted free cash flow (Non-GAAP)*	$300 million to $350 million	$300 million to $400 million
* See reconciliations to the nearest GAAP measures below.
Garrett’s full year 2024 outlook, as of October 24, 2024, includes the following expectations:

•2024 light vehicle production down 3% vs. 2023
•2024 commercial vehicle production down 1% including on- and off-highway
•RD&E of ~4.7% of sales, with greater than 50% on zero-emission technologies
•Capital expenditures ~2.5% of sales, with greater than 30% on zero-emission technologies
•Stable FX environment (EUR/$ at 1.08)

Conference Call

Garrett will hold a conference call at 8:30 am EDT / 2:30 pm CET on Thursday, October 24, 2024, to discuss its results. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 4470754.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://

investors.garrettmotion.com. A replay of the conference call will be available by dialing +1-877-344-7529 (US) or +1-412-317-0088 (international) using the access code 8577986. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This communication and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact and can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar expressions. Forward-looking statements represent our current judgment about possible future activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. In making these statement, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future performance, events, or results, and actual performance, events, or results may differ materially from those envisaged by our forward-looking statements due to a variety of important factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission, including risks related to the automotive industry, the competitive landscape and our ability to compete, and macroeconomic and geopolitical conditions, among others. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statement, except where we are expressly required to do so by law.
Non-GAAP Financial Measures
This communication includes the following non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted free cash flow. We believe these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends and are important indicators of operating performance because they exclude the effects of certain non-operating items, therefore making them more closely reflect our operational performance. Our calculation of these non-GAAP measures, including a reconciliation of such measures to the most closely related GAAP measure, are set forth in the Appendix to this presentation. These non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related GAAP measures. For additional information regarding our non-GAAP financial measures, see our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission.
About Garrett Motion Inc.
Garrett Motion is a differentiated technology leader, serving automotive customers worldwide for close to 70 years. Known for its global leadership in turbocharging, the company develops transformative technologies for vehicles to become cleaner and more efficient. Its advanced technologies help reduce emissions and reach zero emissions via passenger and commercial vehicle applications – for on and off-highway use. Its portfolio includes turbochargers, electric turbos (E-Turbo) and electric compressors (E-Compressor) for both ICE and hybrid powertrains. In the zero-emissions vehicle category, it offers fuel cell compressors for hydrogen fuel cell vehicles (FCEVs) as well as electric propulsion and thermal management systems for battery electric vehicles (BEVs). It boasts five R&D centers, 13 manufacturing sites and a team of 9,300 located in more than 20 countries. Its mission is to further advance motion through unique, differentiated innovations. More information at www.garrettmotion.com.

Contacts:
INVESTOR RELATIONS	MEDIA
Eric Birge	Amanda Jones
+1.734.392.5504	+41.79.601.0787
Eric.Birge@garrettmotion.com	Amanda.Jones@garrettmotion.com

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
	(Dollars in millions, except per share amounts)
Net sales	$826	$960	$2,631	$2,941
Cost of goods sold	660	784	2,108	2,374
Gross profit	166	176	523	567
Selling, general and administrative expenses	53	59	178	178
Other expense, net	1	1	5	3
Interest expense	37	48	130	104
Gain on sale of equity investment	—	—	(27)	—
Non-operating (income) expense	(1)	(2)	(7)	3
Income before taxes	76	70	244	279
Tax expense	24	13	62	70
Net income	52	57	182	209
Less: preferred stock dividends	—	—	—	(80)
Less: preferred stock deemed dividends	—	—	—	(232)
Net income (loss) available for distribution	$52	$57	$182	$(103)

Earnings (loss) per common share
Basic	$0.24	$0.23	$0.80	$(0.73)
Diluted	0.24	0.23	0.80	(0.73)

Weighted average common shares outstanding
Basic	217,283,749	250,888,716	226,057,803	141,745,701
Diluted	218,403,681	252,381,719	227,649,747	141,745,701

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Dollars in millions)
Net income	$52	$57	$182	$209
Foreign exchange translation adjustment	(30)	14	(12)	8
Defined benefit pension plan adjustment, net of tax	1	—	4	—
Changes in fair value of effective cash flow hedges, net of tax	4	(2)	5	(3)
Changes in fair value of net investment hedges, net of tax	(31)	20	(4)	18
Total other comprehensive income (loss), net of tax	(56)	32	(7)	23
Comprehensive income	$(4)	$89	$175	$232

CONSOLIDATED INTERIM BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$96	$259
Restricted cash	1	1
Accounts, notes and other receivables – net	698	808
Inventories – net	267	263
Other current assets	81	75
Total current assets	1,143	1,406
Investments and long-term receivables	12	29
Property, plant and equipment – net	450	477
Goodwill	193	193
Deferred income taxes	198	216
Other assets	159	206
Total assets	$2,155	$2,527
LIABILITIES
Current liabilities:
Accounts payable	$896	$1,074
Current maturities of long-term debt	7	7
Accrued liabilities	319	293
Total current liabilities	1,222	1,374
Long-term debt	1,464	1,643
Deferred income taxes	25	27
Other liabilities	222	218
Total liabilities	$2,933	$3,262
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 240,937,724 and 238,543,624 issued and 214,694,934 and 238,249,056 outstanding as of September 30, 2024 and December 31, 2023, respectively	—	—
Additional paid – in capital	1,207	1,190
Retained deficit	(1,740)	(1,922)
Accumulated other comprehensive loss	(10)	(3)
Treasury Stock, at cost; 26,242,790 and 0 shares as of September 30, 2024 and December 31, 2023, respectively	(235)	—
Total deficit	(778)	(735)
Total liabilities and deficit	$2,155	$2,527

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Nine Months Ended September 30,
	2024	2023
	(Dollars in millions)
Cash flows from operating activities:
Net income	$182	$209
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	16	13
Depreciation	67	66
Amortization of deferred issuance costs	35	17
Loss on remeasurement of forward purchase contract	—	13
Gain on sale of equity investment	(27)	—
Foreign exchange gain	(10)	—
Stock compensation expense	17	12
Pension expense	1	1
Unrealized loss on derivatives	39	21
Other	2	7
Changes in assets and liabilities:
Accounts, notes and other receivables	110	(76)
Inventories	(10)	(30)
Other assets	2	2
Accounts payable	(154)	57
Accrued liabilities	8	26
Other liabilities	(1)	(8)
Net cash provided by operating activities	$277	$330
Cash flows from investing activities:
Expenditures for property, plant and equipment	(69)	(57)
Proceeds from cross-currency swap contracts	24	9
Proceeds from sale of equity investment	46	—
Net cash provided by (used for) investing activities	$1	$(48)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of deferred financing costs	794	667
Payments of long-term debt	(991)	(205)
Repurchases of Series A Preferred Stock	—	(580)
Repurchases of Common Stock	(226)	(178)
Payments of Additional Amounts for conversion of Series A Preferred Stock	—	(25)
Payments for preference dividends	—	(42)
Payments for debt and revolving facility financing costs	(7)	(2)
Other	(9)	(1)
Net cash used for financing activities	$(439)	$(366)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(2)	(1)
Net (decrease) increase in cash, cash equivalents and restricted cash	(163)	(85)
Cash, cash equivalents and restricted cash at beginning of the period	260	248
Cash, cash equivalents and restricted cash at end of the period	$97	$163
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	43	38
Interest paid	49	45

Reconciliation of Net Income to Adjusted EBITDA(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Dollars in millions)
Net income	$52	$57	$182	$209
Interest expense, net of interest income (2)	37	47	127	98
Tax expense	24	13	62	70
Depreciation	23	23	67	66
EBITDA	136	140	438	443
Stock compensation expense (3)	4	4	17	12
Repositioning costs	4	6	16	14
Foreign exchange gain on debt, net of related hedging loss	—	—	(1)	—
Discounting costs on factoring	1	1	3	3
Gain on sale of equity investment	—	—	(27)	—
Other non-operating income (4)	(1)	(1)	(4)	(4)
Acquisition and divestiture expenses (5)	—	—	1	—
Capital structure transformation expenses (6)	—	2	—	22
Debt refinancing and redemption costs (7)	—	—	2	—
Adjusted EBITDA	$144	$152	$445	$490

Net sales	$826	$960	$2,631	$2,941

Net income margin	6.3%	5.9%	6.9%	7.1%
Adjusted EBITDA margin (8)	17.4%	15.8%	16.9%	16.7%

(1)We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income calculated in accordance with U.S. GAAP, plus the sum of interest expense net of interest income, tax expense and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of stock compensation expense, repositioning costs, foreign exchange (gain) loss on debt net of related hedging gains (loss), discounting costs on factoring, gain on sale of equity investment, other non-operating income, capital structure transformation expenses, net reorganization items and loss on extinguishment of debt (if any). Adjusted EBITDA now also adjusts for acquisition and divestiture expenses, and debt refinancing and redemption costs, but no adjustments were made to the prior period as there were no similar adjustments in the prior period. We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest-related charges and depreciation expenses and therefore more closely measure our operational performance; and
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    Reflects interest income of $0 million and $1 million for the three months ended September 30, 2024 and 2023, respectively, and $3 million and $6 million for the nine months ended September 30, 2024 and 2023, respectively.
(3)    Stock compensation expense includes only non-cash expenses.
(4)     Reflects the non-service component of net periodic pension income.
(5) Reflects the incremental third-party costs incurred for the sale of an equity interest in an unconsolidated joint venture.
(6)     Reflects the third-party incremental costs that were directly attributable to the transformation of the Company's capital structure through the partial repurchase and subsequent conversion of the remaining outstanding Series A Preferred Stock into a single class of common stock in June 2023.
(7) Reflects the third-party costs directly attributable to the repricing of our 2021 Dollar Term Facility.
(8)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Garrett
Reported sales % change	(14)%	2%	(11)%	9%
Less: Foreign currency translation	0%	3%	(1)%	(1)%
Constant currency sales % change	(14)%	(1)%	(10)%	10%

Gasoline
Reported sales % change	(19)%	10%	(14)%	17%
Less: Foreign currency translation	0%	1%	(1)%	(2)%
Constant currency sales % change	(19)%	9%	(13)%	19%

Diesel
Reported sales % change	(21)%	(4)%	(15)%	3%
Less: Foreign currency translation	1%	5%	(1)%	0%
Constant currency sales % change	(22)%	(9)%	(14)%	3%

Commercial vehicles
Reported sales % change	0%	(13)%	(6)%	2%
Less: Foreign currency translation	0%	1%	(1)%	(1)%
Constant currency sales % change	0%	(14)%	(5)%	3%

Aftermarket
Reported sales % change	(1)%	3%	2%	4%
Less: Foreign currency translation	0%	3%	(1)%	0%
Constant currency sales % change	(1)%	0%	3%	4%

Other Sales
Reported sales % change	(13)%	23%	(5)%	2%
Less: Foreign currency translation	(1)%	4%	(2)%	(1)%
Constant currency sales % change	(12)%	19%	(3)%	3%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024		2023
	(Dollars in millions)
Net cash provided by operating activities	$67	$74	$277	$—	$330
Expenditures for property, plant and equipment	(20)	(24)	(69)	—	(57)
Net cash provided by operating activities less expenditures for property, plant and equipment	47	50	208	—	273
Capital structure transformation expenses	—	5	1		7
Acquisition and divestiture expenses	—	—	1		—
Cash payments for repositioning	2	5	15		9
Proceeds from cross currency swap contracts	3	—	11		—
Factoring and P-notes	19	(3)	(35)		(4)
Adjusted free cash flow (1)	$71	$57	$201		$285

(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, factoring and guaranteed bank notes activity.

Full Year 2024 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2024 Full Year
	Low End	High End
Reported net sales (% change)	(12)%	(10)%
Foreign currency translation	—%	—%
Full year 2024 Outlook Net sales growth at constant currency	(12)%	(10)%

Full Year 2024 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2024 Full Year
	Low End	High End
	(Dollars in millions)
Net income	$240	$255
Interest expense, net of interest income *	151	151
Tax expense	82	87
Depreciation	90	90
Full year 2024 Outlook EBITDA	563	583
Other non-operating income	(28)	(28)
Discounting costs on factoring	3	3
Stock compensation expense	21	21
Acquisition and divestiture expenses	1	1
Debt refinancing and redemption costs	2	2
Repositioning costs	23	23
Full Year 2024 Outlook Adjusted EBITDA	$585	$605
*    Excludes the effects of marked-to-market fluctuations from our interest rate swap contracts

Full Year 2024 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2024 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities	$348	$398
Expenditures for property, plant and equipment	(86)	(86)
Net cash provided by operating activities less expenditures for property, plant and equipment	262	312
Cash payments for repositioning	21	21
Proceeds from cross currency swap contracts	15	15
Acquisition and divestiture expenses	1	1
Capital structure transformation costs	1	1
Full Year 2024 Outlook Adjusted free cash flow	$300	$350